Exhibit 4.5.1

CONFORMED COPY

LAFARGE (VENEZUELA) HOLDINGS

AMENDMENT TO THE AGREEMENT AND ARTICLES OF TRUST

DATED AS OF MAY, 2003

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AMENDMENT NUMBER 1 TO THE AGREEMENT AND ARTICLES OF TRUST (this “Amendment”) made, delivered and accepted as of this day of May, 2003, among Lafarge Asland S.A. (“Settlor”) a Spanish corporation and an indirect subsidiary of Lafarge S.A. (“Lafarge”), a French société anonyme, and Alfred J. Ross of New York, New York, John H.F. Haskell, Jr. of New York, New York and The Bank of New York, a New York banking corporation, as trustees (such individuals and corporations and their successors as trustees are herein, the “Trustees”).

WHEREAS Lafarge and the Trustees entered into an agreement and articles of trust dated as of August 1, 2000 (the “Trust Agreement”; capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Trust Agreement), which provided for the creation of Lafarge (Venezuela) Holdings (“Venezuela Holdings” or the “Trust”) and the transfer to Venezuelan Holdings of Lafarge’s shares in C.A. Fabrica Nacional de Cementos S.A.C.A., a corporation organized under the laws of Venezuela (“Venezuelan Corp.”);

WHEREAS Lafarge intended that the terms of the Trust Agreement would provide an inducement for a person making a tender offer or exchange offer for Lafarge’s shares to make a comparable tender offer for Venezuelan Corp.’s public shares;

WHEREAS Section 1.5(c) of the Trust Agreement provides that prior to a Commencement Date Lafarge may amend the Trust Agreement; provided, however, that any amendment to the Trust Agreement which alters the powers, duties, liabilities or rights to indemnification of the Trustees may only be made with the consent of the Trustees and that no amendment is permitted which (i) materially adversely affects the intent, purposes or effectiveness of Article VI of the Trust Agreement or (ii) affects Section 1.5 of the Trust Agreement, except an amendment which further restricts Lafarge’s ability under the Trust Agreement to withdraw or transfer the whole or any part of the Trust corpus;

 WHEREAS Section 6.4(g) of the Trust Agreement provides that during a period other than an Operative Period or a Five Year Period the Settlor and the Trustees may by mutual consent declare that the Trust be construed, regulated and governed by the laws of any country or subdivision thereof;

WHEREAS No Operative Period or Five Year Period has begun and this Amendment is made prior to a Commencement Date;

 WHEREAS Pursuant to Section 1.5(c) of the Trust Agreement and for the benefit of the beneficiaries of the Trust, Lafarge and the Trustees wish to enter into this Amendment in order to clarify the beneficial interests created by the Trust and to provide that the situs of the Trust will be England and that the Trust Agreement shall be governed by English law.

NOW, THEREFORE, the parties hereto agree as follows:

1.   Amendment to the Recitals. Pursuant to and in accordance with Section 1.5(c) of the Trust Agreement, the second paragraph of the recitals to the Trust Agreement is amended by:

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(a) adding a new sub-paragraph (ii) which shall read in its entirety as follows:

“(ii) to extend to Venezuelan Corp., and U.S. Corp., LCI and Swiss Corp., for a period of ten years from the date hereof, in the event of a tender or exchange offer under French law for Lafarge’s shares, (A) an assurance that the strategy and policies of Venezuelan Corp., and U.S. Corp., LCI and Swiss Corp., will not be substantially modified as a result of a successful tender offer or exchange offer for Lafarge’s shares and (B) an opportunity to protect the interests of all of the equity holders of Venezuelan Corp., and U.S. Corp., LCI and Swiss Corp.;”; and

(b) renumbering sub-paragraphs (ii) through (vi) so that they shall now be sub-paragraphs (iii) through (vii) respectively.

(c) amending and restating in its entirety the third paragraph of the recitals to the Trust Agreement as follows:

“WHEREAS the Settlor requests and the Board accepts the Settlor’s request to hold the Shares for the benefit of the Settlor and Venezuelan Corp. as the beneficiaries of the Trust and as hereinafter set forth.”

2.  Amendment to SECTION 1.8. Pursuant to and in accordance with Section 1.5(c) of the Trust Agreement, Section 1.8 of the Trust Agreement is amended and restated in its entirety as follows:

“SECTION 1.8 Governing Law; Exclusive Jurisdiction.

(a)   Governing Law. This Trust Agreement, the Trust created hereunder and any cause of action arising out of or related to this Trust Agreement or the Trust shall be governed by, and construed under, the laws of England applicable to contracts and instruments in and to be performed entirely in such country.

(b)   Exclusive Jurisdiction. All litigation with respect to any claims, disputes or causes of action arising out of or related to this Trust Agreement or the Trust shall be commenced exclusively in the courts of England.”

3.  Amendment to SECTION 6.2. Pursuant to and in accordance with Section 1.5(c) of the Trust Agreement, Section 6.2 of the Trust Agreement is amended and restated in its entirety as follows:

“SECTION 6.2 Statement of Intent. It is the intent of the Settlor:

     to extend to the public shareholders of Venezuelan Corp., for a period of ten years from the date hereof, in the event of a tender or exchange offer under French law for Lafarge’s shares:

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(A)   an opportunity, comparable to that presently enjoyed under French law and regulations by public shareholders of French subsidiaries of French corporations, to receive a tender offer for their shares, or alternatively,

(B)   an assurance that the strategy and policies of Venezuelan Corp. will not be substantially modified as a result of a successful tender or exchange offer for Lafarge’s shares;

if at such time Lafarge's Beneficial Ownership of Voting Shares of Venezuelan Corp. comprises 20% or more of the voting power represented by the outstanding Voting Shares of Venezuelan Corp. (assuming that at such time Lafarge’s 20% or more Beneficial Ownership of Voting Shares of such corporation is greater than the Beneficial Ownership of Voting Shares of such corporation owned by any other Person);

to extend to Venezuelan Corp. for a period of ten years from the date hereof, in the event of a tender or exchange offer under French law for Lafarge’s shares, (i) an assurance that the strategy and policies of Venezuelan Corp. will not be substantially modified as a result of a successful tender or exchange offer for Lafarge’s shares and (ii) an opportunity to protect the interests of all equity holders of Venezuelan Corp.;

to provide in this Trust Agreement inducements for a person making a tender or exchange offer for Lafarge's shares to make the Venezuelan Tender Offer, failing which Lafarge shall make such Venezuelan Tender Offer; and

to provide in this Trust Agreement, if the Venezuelan Tender Offer is not made and consummated, for a five-year exercise by the Trustees, for the protection of the public equity holders of Venezuelan Corp., of the voting rights with respect to the Venezuelan Corp. securities held in the Trust on the terms and conditions herein provided.

It is the further intent of the Settlor to benefit the shareholders of Venezuelan Corp. by making them beneficiaries of the Trust to the extent that the provisions of the Trust provide them an opportunity to (i) obtain a premium for their Equity Securities comparable to the premium offered by a Bidder for the Voting Shares of Lafarge, or (ii) see the strategy and policies of Venezuelan Corp. unchanged by a successful tender or exchange offer for Lafarge’s shares.

It is the further intent of the Settlor to benefit Venezuelan Corp. by making it a beneficiary of the Trust to the extent that the provisions of the Trust provide Venezuelan Corp. (i) with the right to direct the voting of the Shares as set forth in Section 6.4 (a)(ii) and (ii) with an opportunity to (x) ensure that the strategy and policies of Venezuelan Corp. will not be substantially modified as a result of a successful tender or exchange offer for Lafarge’s shares and (y) take the action necessary or desirable to protect the interests of all equity holders of Venezuelan Corp.

The primary purpose of this Article VI is (x) to provide a mechanism for the commencement and termination of an Operative Period or a Five-year Period and (y) to set forth the powers and duties of the Trustees in connection with and during an Operative Period or a

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Five-year Period. To the extent that there is any conflict between this Article VI and any other Article of this Trust Agreement, as amended, the provisions of this Article VI shall prevail.”

4.   Change of Situs. (a) Pursuant to Section 6.4(g) of the Trust Agreement and in order to effectuate the purpose and intent of, and in compliance with, the Trust, the Trustees and the Settlor hereby agree and declare that the Trust and the Trust Agreement shall from the date hereof be governed, construed and regulated by the laws of England.

(b)   The Trustees as defined herein shall continue as Trustees of the Trust.

5.   Headings. The section headings herein are for convenience of reference only, do not constitute part of this Amendment, and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.   Effective Date. This Amendment shall be effective only upon execution by the Settlor and all Trustees.

7.   Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

8. Force and Effect. Except to the extent amended by this Amendment, the Trust Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands and agree to be bound by the terms of this Amendment as of May, 2003.

LAFARGE ASLAND S.A

By	/s/ Jean Pierre Tallardat

Name	Jean Pierre Tallardat

Title	Director General

THE BANK OF NEW YORK, Trustee

/s/ Alfred J. Ross	/s/ John H. F. Haskell	By	/s/ Trevor Blewer

Trustee	Trustee	Name	Trevor Blewer

		Title	Vice President

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